State of Delaware
Secretary of State
Division of Corporations
Delivered 11:05 AM 01/17/2012
FILED 09:39 AM 01/17/2012
SRV 120050882 - 4818956 FILE

CERTIFICATE OF MERGER
OF
DYNASTAR ACQUISITION CORP.
INTO
DYNASTAR VENTURES, INC.

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware ("**General Corporation Law**"), certifies as follows:

The constituent corporations are: Dynastar Acquisition Corp., a Delaware corporation, and Dynastar Ventures, Inc., a Delaware corporation.

An agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law.

The name of the surviving corporation is Dynastar Ventures, Inc.

The certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

The executed agreement of merger is on file at the principal office of Dynastar Ventures, Inc., at 1311 Herr Lane Suite 205, Louisville, KY 40222.

A copy of the agreement of merger will be furnished by Dynastar Ventures, Inc., on request and without cost, to any stockholder of any constituent corporation.

The certificate of merger shall become effective January 13, 2012 for accounting purposes only.

Dated: January 13, 2012

DYNASTAR VENTURES, INC.

By: ______________________
Name: John S. Henderson IV
Title: Chairman and Chief Executive Officer

[Signature Page to Certificate of Merger]